Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Barracuda Networks, Inc. for the registration of shares of its common stock, preferred stock, depositary shares, warrants, and debt securities and to the incorporation by reference therein of our report dated April 29, 2014, with respect to the consolidated financial statements and schedule of Barracuda Networks, Inc. included in its Annual Report (Form 10-K) for the year ended February 28, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

January 13, 2015